Execution Version

Amendment No. 4

To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 4 To Transfer Agency And Shareholder Services Agreement, dated as of January 1, 2018 (“Amendment No. 4”), is being entered into by and among BNY Mellon Investment Servicing (US) Inc., Manning & Napier Fund, Inc., on its own behalf and on behalf of each M&N Fund (as defined in the Current Agreement) and Manning & Napier Advisors, LLC, as service provider to Exeter Trust Company.

Background

The parties previously entered into the Transfer Agency And Shareholder Services Agreement, made as of March 1, 2017, Amendment No. 1 To Transfer Agency And Shareholder Services Agreement, dated as of March 10, 2017, Amendment No. 2 To Transfer Agency And Shareholder Services Agreement, dated as of June 12, 2017 and Amendment No. 3 to Transfer Agency And Shareholder Services Agreement, dated as of October 11, 2017 (“Current Agreement”). The parties wish to amend the Current Agreement as set forth in this Amendment No. 4.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.         Modifications to Current Agreement. The Current Agreement is hereby amended by deleting Section 13(a) and replacing it in its entirety with the following:

(a)        This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until December 31, 2021 (the “Initial Term”).

2.         Remainder of Current Agreement. Except as specifically modified by this Amendment No. 4, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.         Governing Law. The governing law of the Current Agreement shall be the governing law of this Amendment No. 4.

4.         Entire Agreement. This Amendment No. 4 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter.

5.         Facsimile Signatures; Counterparts. This Amendment No. 4 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 4 or of executed signature pages to this Amendment No. 4 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 4.

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 To Transfer Agency And Shareholder Services Agreement to be executed by their duly authorized officers as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Robert C. Jordan

Name:	Robert C. Jordan

Title:	Managing Director

Manning & Napier Advisors, LLC

By:	/s/ Richard B. Yates

Name:	Richard B. Yates

Title:	Chief Legal Officer

Manning & Napier Fund, Inc.,

on its own behalf and on behalf of each

M&N Fund, each in its individual and separate capacity

By:	/s/ Elizabeth Craig

Name:	Elizabeth Craig

Title:	Corporate Secretary